Exhibit 99.2

Plug Power Hosts Analyst Day to Showcase Revenue Growth Opportunities and Operational Scale at Gigafactory

Company Introduces Portable Hydrogen Refueler Solution with Three Transit Customers

Rochester, NY - June 14, 2023 - Plug Power Inc. (NASDAQ: PLUG), a global leader in comprehensive hydrogen solutions for the green hydrogen economy, will today host Analyst Day from its state-of-the-art Gigafactory in Rochester, NY.

During Analyst Day, Plug's management team will present the exciting revenue growth opportunities in the Applications and Energy business units, as well as provide a financial update. The team will also provide valuable insights into the operational scale of Plug’s manufacturing facilities, including the Rochester gigafactory and Vista manufacturing facility, to showcase the company's ability to deliver innovative and sustainable hydrogen solutions at scale. This event marks the first time Plug Power has opened its Rochester gigafactory doors to invited guests since the Symposium held in October 2022.

During Analyst Day, Plug will also highlight a path to 2030 leveraging today’s growth. The company’s ambition is to produce more than 2,000 tons of hydrogen per day from its green hydrogen network including its first kiloton-scale plant by 2030. Also, by 2030, Plug aspires to deploy one gigawatt (GW) of stationary power products, ship five GW of electrolyzers per year, and deliver 500,000 fuel cell-powered forklift trucks.

In addition, Plug is positioning itself to have the manufacturing capability to support 10 GW of fuel cells and electrolyzers and, through its partnership with Renault, to have 100,000 HyVia vans on the road by 2030.

"We have built a vertically integrated hydrogen business that is rapidly gaining traction in the global market," said Andy Marsh, Plug Power CEO. "Our commitment to building, selling, and deploying real products has positioned us as a leader in the green hydrogen industry. We have the expertise and capability to meet the growing demand and get green hydrogen up and running successfully for customers."

Plug Introduces Portable Hydrogen Refueler Solution, Signs with Three Transit Customers

Today, Plug introduced the HL 1500, the market’s first portable hydrogen refueler, designed to reduce infrastructure costs and deployment time for medium-duty and heavy-duty hydrogen-powered commercial vehicles. A complete self-contained fueling station “on wheels,” the HL 1500 offers fleet managers a pathway to pilot deployment and a bridge to future permanent infrastructure.

Pre-built in a factory, the HL 1500 meets all industry quality and safety standards and requirements upon delivery, making permitting and deployment easier. The HL 1500 refuels commercial vehicles with hydrogen as quickly as diesel or other fossil fuels and can be flexibly redeployed to multiple locations. With a refueling capacity of 1,500 kilograms, it dispenses liquid hydrogen at 350 Bar or 750 Bar pressure levels.

Plug has seen immediate demand for the HL 1500 from major transit agencies, including Rochester (N.Y.) Genesee Transit and San Mateo County Transit District (SamTrans). By the end of this year, three transit customers will receive the first shipments.

“Our new portable hydrogen refueler levels the playing field with battery electric vehicles,” said Mr. Marsh. “At one-third the cost of a permanent hydrogen fueling station, the HL 1500 is the ideal starter and small fleet fueling solution.”

This new product resulted from the technology, capabilities and expertise Plug acquired from Applied Cryo Technologies in November 2021.

Join the Webcast:

●	Date: June 14, 2023
●	Time: 11:00 am - 12:30 pm ET
●	Webcast: https://event.on24.com/wcc/r/4258956/AF3D8D97AFFE425EA558605F56D8D6ED?partnerref=MediaAdvisory

A recording of the webcast will be available on the Company’s website for a period of time following the call.

About Plug

Plug is building an end-to-end green hydrogen ecosystem, from production, storage and delivery to energy generation, to help its customers meet their business goals and decarbonize the economy. In creating the first commercially viable market for hydrogen fuel cell technology, the company has deployed more than 60,000 fuel cell systems and over 180 fueling stations, more than anyone else in the world, and is the largest buyer of liquid hydrogen. With plans to build and operate a green hydrogen highway across North America and Europe, Plug is building a state-of-the-art Gigafactory to produce electrolyzers and fuel cells and multiple green hydrogen production plants that will yield 500 tons of liquid green hydrogen daily by year end 2025. Plug will deliver its green hydrogen solutions directly to its customers and through joint venture partners into multiple environments, including material handling, e-mobility, power generation, and industrial applications. For more information, visit www.plugpower.com.

Plug Power Safe Harbor Statement
This communication contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that involve significant risks and uncertainties about Plug Power Inc. (“PLUG”), including but not limited to statements about: Plug’s projections regarding its future financial and market outlook, including Plug’s revenue growth opportunities in the company’s Applications and Energy Business Units; Plug’s expectation that it can produce more than 2,000 tons of hydrogen per day from its green hydrogen network including its first kiloton-scale plant by 2030; Plug’s expectation to have deployed one GW of stationary power products by 2030; Plug’s expectation to ship five GW of electrolyzers per year in 2030; Plug’s expectation to have delivered 500,000 fuel cell-powered forklift trucks by 2030; Plug’s plan to have a manufacturing capability to support 10 GW of fuel cells and electrolyzers by 2030; Plug’s plan to have 100,000 HyVia vans on the road by 2030 through its partnership with Renault; the expected timing for receipt of HL 1500 shipments; the expected capabilities of the HL 1500; the expected demand for the HL 1500. You are cautioned that such statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times that, or by which, such performance or results will have been achieved. Such statements are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in these statements, including that we continue to incur losses and might never achieve or maintain profitability, that we will need to raise additional capital to fund our operations and such capital may not be available to us, global economic uncertainty, including inflationary pressures, fluctuating interest rates, bank failure, and supply chain disruptions, and that our lack of extensive experience in manufacturing and marketing of certain of our products may impact our ability to manufacture and market products on a profitable and large-scale commercial basis. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the business of PLUG in general, see PLUG’s public filings with the Securities and Exchange Commission (the “SEC”), including the “Risk Factors” section of PLUG’s Annual Report on Form 10-K for the year ended December 31, 2022, Quarterly Report on Form 10-Q for the quarter ended March 31, 2023 and any subsequent filings with the SEC. Readers are cautioned not to place undue reliance on these forward-looking statements. The forward-looking statements are made as of the date hereof, and PLUG undertakes no obligation to update such statements as a result of new information except as may be required by law.

MEDIA CONTACT

Caitlin Coffee
Allison+Partners
plugPR@allisonpr.com